Exhibit 10.10

UTA Capital  LLC
100 Executive Drive, Suite 330
West Orange, NJ 07052

                           November 6, 2012

Lapis Technologies Inc.
70 Kinderkamack Road
Emerson, New Jersey 07630

Re:  Agreement and Waiver

Ladies and Gentlemen:

Reference is hereby made to (i) the Warrant dated as of September 1, 2011 issued by Lapis Technologies Inc., a Delaware corporation (“Lapis”), to UTA Capital LLC, a Delaware limited liability company (“UTA”) (the “2011 Warrant”), and (ii) the Warrant dated as of September 6, 2012 issued by Lapis to UTA (the “2012 Warrant” and, together with the 2011 Warrant, the “Warrants”).  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Warrants.

Lapis and UTA hereby agree, effectively immediately, as follows:

1)      Lapis will not, for so long as any Warrant remains unexercised (in whole or in part), without UTA’s prior written consent (which consent may be withheld, conditioned or delayed in UTA’s sole discretion), issue any Additional Shares of Common Stock for consideration per share less than $0.50, or any Common Stock Equivalents if the price per share for which Additional Shares of Common Stock may be issuable pursuant to such Common Stock Equivalents is less than $0.50.

2)      UTA hereby waives its right to anti-dilution protection pursuant to Sections 9(d) and 9(e) of each Warrant as result of any issuance by Lapis of any Additional Shares of Common Stock without consideration or for consideration per share less than the applicable exercise price, or any Common Stock Equivalents if the price per share for which Additional Shares of Common Stock may be issuable pursuant to such Common Stock Equivalents is less than the applicable exercise price.

3)      Lapis hereby waives the potential upward adjustment of the exercise price with respect to one-third (1/3) of the 2011 Warrant in the event that Lapis achieves the Target After-Tax Net Income Amount (as defined in the 2011 Warrant), and agrees that the exercise price with respect to the entire 2011 Warrant shall continue at all times hereafter to remain at $0.50 (as such exercise price may be adjusted in accordance with the terms hereof and the terms of the 2011 Warrant), regardless of Lapis’ 2012 after-tax consolidated net income.

In the event of any breach by any party to this letter agreement of any of such party’s obligations hereunder, the parties hereto acknowledge that the other party to this letter agreement will not have an adequate remedy at law, and shall be entitled to such equitable and injunctive relief as may be available to restrain a violation of the provisions of this letter agreement or to enforce the provisions hereof.  Nothing herein shall be construed as prohibiting any party from pursuing any other remedies available to such party for such breach, including the recovery of monetary damages.

Each Warrant, as supplemented by this letter agreement, is and shall continue in full force and effect and is hereby in all respects ratified and confirmed.  This letter agreement may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this letter agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this letter agreement.  This letter agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

  If you are in agreement with the foregoing, please sign and return one copy of this letter agreement, which thereupon will constitute a binding agreement between the parties with respect to the subject matter hereof.

Very truly yours,

UTA CAPITAL LLC

By:	/s/ Udi Toledano
Name: Udi Toledano
Title: Managing Member of YZT Management LLC, Managing Member

Accepted and agreed as of the date first
above written:

LAPIS TECHNOLOGIES INC.

By:	/s/ David Lucatz
Name: David Lucatz
Title: President